EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports Third Quarter and Nine Month Financial Results for 2021

Third-quarter 2021–Net Sales up 12% to $21.5 million. Earnings $0.34 per share

Nine Months 2021–Net Sales up 18% to $50.3 million. $0.82 Earnings per share

FORT LAUDERDALE, FL, November 15, 2021 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leader in performance and appearance chemicals, released its third quarter 2021 financial results today.

Third Quarter 2021 Financial Highlights

●	Net Sales increased 12% over Q3 2020 to $21.5 million

●	Record year-to-date net sales increased 18% to $50.3 million

●	Cash on hand increased 62% over Q3 2020 to $10.7 million

●	Ratio of 6.12:1 of current assets to liabilities

●	$11 million plant expansion is on time and entering final phase

“2021 has been as great year for sales and profits, if we discount our reduced sales of Performacide–our EPA-registered disinfectant for COVID-19—as compared to 2020. Last year’s spike in disinfectant demand has leveled out, but sales of the line are still higher than pre-pandemic figures,” said President and Chief Executive Officer, Peter Dornau.

“With supply chain issues such as material shortages, increased freight, inflated prices of raw materials, and even some major raw chemical suppliers declaring Force Majeure, we still increased sales on all of our product lines other than Performacide and fulfilled at 96% success rate—which is well above current industry standards.”

Mr. Dornau continued, “With these high fulfillment rates, many of our major customers—including brick & mortar, online, and our distribution partners—have rewarded us with record sales increases of 18% over our record-breaking 2020 year-to-date sales. As a Made-in-the-USA full-vertical manufacturer, our branded Star brite products, as well as our many private-label partners’ products, were stocked and put on shelves when other could not deliver. We foresee these significant increases in product sales to continue into 2022. To meet these increased demands, we are in the process of adding another expansion of $6,500,000 in plant and equipment to be completed by end of Q1 2022. We have also increased prices to make up for price increases of raw materials. These increases will be realized in sales in 2022.”

Outlook on Performacide and Chlorine Dioxide-based Products

“While Performacide sales were down, as well as our competition in the COVID-19-affected markets of 2021, we were still making major gains with this product line in other markets unrelated to the pandemic, and we foresee these new opportunities driving sales in 2022.”

“As the US cannabis production market grows, so does the use of hydroponics and other indoor and under cover grow methods. These techniques can often lead to bad or poor-quality crops due to excessive moisture-related issues. Our line of portable, on-the-spot chlorine dioxide generating products available in both liquid- and gas-form have been tested and successfully used to effectively mitigate crop damage due to mold or mildew growth, increase crop production by decreasing foreign contaminants, and better control the indoor air and water quality for healthier and predictable harvests. With ASTM standards based on our product line and little competition in the space, many major growth houses are already using our systems and we are expecting positive gains in 2022.”

“We’re also excited to see the launch of private-label brand, Shaw Pure. Owned by Shaw Industries, Inc., supplier of carpet, resilient, hardwood, laminate, tile and stone flooring products and synthetic turf to residential and commercial markets worldwide and a wholly owned subsidiary of Berkshire Hathaway, Inc., Shaw Pure represents a complete line of liquid and gas chlorine dioxide disinfection and deodorizing products using our OdorStar EPA registrations and promising to Meet the Needs of Today, providing savings in ‘cost, energy, re-work, and waste.’ More information is available through the Shaw Pure website (www.shawpure.com) and products are available through Shaw Industries’ many service providers, such as PatCraft and Shaw Floors.”

“As mentioned before, compared to pre-pandemic 2019 figures, Performacide brand products are up in sales, with steady increases in both the pet and restoration market. The pet specific product, kills Parvo, has seen a 66% increase in sales driven by major online pet retailers, and our Mold & Mildew Eliminator in restoration market sales are attributed to the many recent flooding and storms seen throughout the country. We foresee upward trend continuing into 2022.”

Mr. Dornau concluded, “We’re constantly testing new uses and use for both our liquid and gas chlorine dioxide products for the betterment of healthful cleaning, as well as investing into research to create new testing protocols where none currently exist. We’re especially excited about our gas product. We hope to announce more in 2022.”

Financial Summary

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
NET SALES	$21,483	$19,161	$50,303	$42,682
INCOME BEFORE TAX	4,171	5,953	9,924	11,121
NET INCOME	$3,271	4,657	$7,776	$8,736

EPS - PER COMMON SHARE (diluted)	$0.34	$0.49	$0.82	$0.92

DIVIDENDS PER COMMON SHARE	$0.03	$0.02	$0.09	$0.06

Net sales were approximately $21.5 million in the third quarter, an increase of approximately $2.3 million or 12% compared to net sales of approximately $19.2 million in Q3 2020.

Net income in the third quarter was approximately $3.3 million compared to net income of approximately $4.7 million for third quarter of last year. Earnings per share for Q3 2021 was $0.34 per share compared to $0.49 per share for the same period in 2020.

Year-to-date net sales were approximately $50.3 million, compared to net sales of approximately $42.7 million for the same period of 2020, an increase of approximately $7.6 million or 18%.

Year-to-date net income was approximately $7.8 million compared to net income of approximately $8.7 million for the first nine months of 2020. Earnings per share for the nine months ended September 30, 2021, was $0.82 compared to $0.92 for the same period in 2020.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets, and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Performacide®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets, and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names and private labeled products.

The Company's web sites are: www.oceanbiochem.com; www.starbrite.com; www.startron.com; and www.performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “optimistic”, "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the effect of increased raw material and operating expenses, the highly competitive nature of our industry; anticipated gain in sales of Performacide in markets we serve, reliance on certain key customers; changes in consumer demand for marine, recreational vehicle, sanitizing/deodorizing /disinfectant and automotive products; advertising and promotional efforts; utilization of our manufacturing facilities. unanticipated litigation developments; adverse weather conditions; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2020. The Company does not intend and assumes no obligation, to update any forward-looking statements made in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

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